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EXHIBIT 99.1

Epoch Biosciences Technology Successfully Applied to Leukemia Testing

    Minor Groove Binder Probes Improve Diagnostic Sensitivity

    SANTA MONICA, CA, and BOTHELL, WA, July 24, 2001—Specialty Laboratories, Inc. (NYSE: SP), a leading full-service esoteric reference laboratory, and Epoch Biosciences, Inc. (Nasdaq: EBIO), a leading provider of proprietary chemistries and reagents that enable genomic research, announced the commercial availability of diagnostic tests for human leukemias that incorporate Epoch's proprietary Minor Groove Binder (MGB) technology that greatly improves the performance of the polymerase chain reaction (PCR).

    The new MGB PCR test for certain leukemias, which is offered exclusively by Specialty Laboratories under the brand name BCR/ABL UltraQuant®by MGB PCR, provides a highly sensitive clinical tool for determining therapeutic efficacy following radiation treatment and chemotherapy and for monitoring drug therapies over time. Independent studies show that the Specialty MGB PCR test is up to 3,000 times more sensitive than traditional bcr/abl PCR tests. This increased sensitivity improves the physician's ability to monitor the initial therapeutic efficacy, and then monitor drug resistance and early signs of relapse. The results promote individualized medicine with care plans tailored to each patient.

    Chronic myeloid leukemia (CML) and acute lymphoblastic leukemia (ALL) are characterized by mutations in bcr/abl genes. The quantitative measurement of these mutations is known to correlate with malignant cell activity, forming the basis for bcr/abl testing. Specialty's use of Epoch's MGB technology makes it possible to detect and monitor the presence of residual disease even in patients where, due to the scarcity of malignant cells, conventional bcr/abl PCR methods would not.

    William G. Gerber, M.D., Epoch's chief executive officer, said, "The sensitivity afforded by our Minor Groove Binder probe and the resulting level of clinical information to support drug monitoring and treatment decisions is unprecedented. This breakthrough comes at a very important time as new anti-leukemia therapies become available, such as the recent introduction of Gleevec™ by Novartis."

    "Specialty's BCR/ABL UltraQuant® by MGB PCR test provides new hope to patients and new power to physicians who are seeking answers to crucial clinical questions," noted James B. Peter, M.D., Ph.D., chairman and chief executive officer of Specialty Laboratories. "The standards of analytical validity, clinical validity and clinical utility are the hallmark of Specialty's entire test offering, and Specialty has brought these to bear on the commercialization of BCR/ABL UltraQuant® by MGB PCR. We believe our co-discovery partnership with Epoch on the clinical application of MGB PCR has yielded a major advance in leukemia monitoring, and we look forward to discovering and implementing other applications of Epoch technology in laboratory medicine."

About Specialty Laboratories

    Specialty Laboratories is the largest single source of esoteric testing in the United States, providing more than 3,500 esoteric tests to hospitals, laboratories and specialist physicians. As a leading research-driven clinical reference laboratory, Specialty works extensively with medical discovery companies to co-discover new tests, transforming research into accessible clinical tools for improved diagnosis and monitoring of disease. These co-discovery partnerships build on Specialty's track record of introducing assays characterized by exceptional analytical validation, clinical validation and the establishment of clinical utility. For more information on Specialty, visit www.specialtylabs.com.

About Epoch Biosciences

    Epoch Biosciences develops proprietary products with commercial applications in the genomics and molecular diagnostics fields. Epoch's technology has numerous applications including the detection of inherited diseases and single nucleotide polymorphisms (SNPs) to identify individuals at risk for disease or adverse drug reactions. The Company's chemical reagents enhance the performance of genetic analysis procedures, and are compatible with the majority of DNA analysis systems currently employed or under development for research and diagnostic uses. The Company licenses its chemistries to leading genomics companies for incorporation in their systems and distribution to end-users. Epoch also manufactures and sells specialty oligonucleotides and genetic detection systems employing its proprietary chemistry. Information about Epoch is available at www.epochbio.com.

Safe Harbor statements
Specialty Laboratories, Inc.

    This release contains forward-looking statements that involve risks and uncertainties, including but not limited to, statements concerning the ability of detecting and monitoring leukemia and other applications, use of the BCR/ABL UltraQuant® by MGB PCR assay by physicians and the ability to discover other applications of Epoch technology. Actual results may differ materially from the results predicted. Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under "Risk Factors" in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our Registration Statement on Form S-1 declared effective on December 8, 2000 and our periodic filings on Forms 10-K, 10-Q and 8-K. Specialty undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Epoch Biosciences, Inc.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties, including the possibility that third parties market a superior product to the MGB technology used in the UltraQuant® by MGB PCR assay, or assert that such use violates their proprietary rights. Additional information about potential risk factors that could affect Epoch Biosciences' business and financial results is included in Epoch's annual report on Form 10-KSB for the year ended December 31, 2000 and in other reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as to the date of this release and Epoch undertakes no responsibility to update any forward-looking statements.

Gleevec is a trademark of Novartis AG.

Contacts:

Specialty Laboratories
Greg Mann, Director-Corporate Communications
Specialty Laboratories, Inc.
310/586-7261

Epoch Biosciences
Bert W. Hogue, Chief Financial Officer
Epoch Biosciences, Inc.
425/482-5555

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  EXHIBIT 99.1
Epoch Biosciences Technology Successfully Applied to Leukemia Testing